UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 5, 2010

MEDICAL DESIGN STUDIOS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-144596	26-0482524
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7231 South Rome Street
Aurora, Colorado	80016
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (303) 956-7197

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Medical Design Studios, Inc.

July 5, 2010

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On July 5, 2010, Medical Design Studios, Inc. (the "Company") transferred to a newly-formed company controlled by Justin N. Craig, the Company’s President, Chief Executive Officer, Chief Financial Officer and Chairman (the "Buyer"), certain operating assets associated with the continuing operations of the Company's digital medical illustration and animation business, subject to related liabilities (the "Business").  Pursuant to the terms of an Agreement of Transfer with the Buyer (the "Transfer Agreement"), the Company transferred the Business to the Buyer for a cash purchase price of $100.00 and other good and valuable consideration including the assumption by the Buyer of all liabilities and debts of the Company which relate to or arise out of the operations of the Business and the indemnification by the Buyer of all losses, liabilities, claims, damages, costs and expenses that may be suffered by the Company at any time which arise out of the operations of the Business.  The transfer of the Business pursuant to the Transfer Agreement was approved by the board of directors of the Company and the holder of 94.4% of the Company’s outstanding shares of common stock.  The purchase price for the transfer was determined as a result of arm’s-length negotiation between the parties.  The foregoing summary of the Transfer Agreement is qualified in its entirety by reference to the full text of the Transfer Agreement, a copy of which is attached as Exhibit 2.1 to this current report, which is incorporated herein in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

2.1	Agreement of Transfer, dated as of July 5, 2010, by and between Medical Design Studios, Inc. and a newly-formed company controlled by Justin N. Craig.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL DESIGN STUDIOS, INC.

Date: July 6, 2010	By:	/s/ Justin N. Craig
Justin N. Craig
President and Chief Executive Officer